EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
XXCAL Japan, Inc.

                     We consent to the incorporation by reference of our report dated March 10, 2008 relating to the financial statements and schedules of XXCAL Japan, Inc. for the periods ended December 31, 2006 and December 31, 2007, which appears in the Annual Report on Form 10-K of National Technical Systems, Inc. (the “Company”) for the fiscal year ended January 31, 2008, in the Prospectus constituting a part of this Registration Statement on Form S-3 of the Company.

/s/ Akira Wakatsuki

Akira Wakatsuki
Audit Engagement Partner
BA Tokyo & Co.
MEMBER OF MAZARS
Certified Public Accountants

Tokyo, Japan

July 25, 2008